Exhibit (e)(2)

EXHIBIT A

Volatility Shares S&P 500 High Volatility Index ETF

1x Long VIX Futures Strategy K-1 Free ETF

Volatility Premium Plus ETF

2x Bitcoin Strategy ETF

2x Ether ETF

2x Corn ETF

2x Wheat ETF

One+One™ Nasdaq-100® and Bitcoin ETF

One+One™ S&P 500® and Bitcoin ETF

Solana ETF

2x Solana ETF

-1x Solana ETF